Exhibit 10.1

EXECUTIVE SEVERANCE

AGREEMENT

             This Executive Severance Agreement (“Agreement”) is entered into as of May 29, 2020, by and between Enservco Corporation (the “Company”) and Ian E. Dickinson (the “Executive”), who are collectively referred to herein as the “Parties” and each as a “Party.”

            WHEREAS, Executive is employed as President and Chief Executive Officer of the Company pursuant to an Employment Agreement by and between the Parties entered into effective May 9, 2017 (“Employment Agreement”), which provides for certain benefits and compensation to be paid to the Executive upon termination of his employment;

            WHEREAS, the Executive has informed the Company of his intention to resign as a Board member of the Company and all positions he holds with the Company and its affiliates effective May 29, 2020 (the “Resignation Date”);

            WHEREAS, the Parties desire to resolve all potential claims of the Executive under the Employment Agreement, that certain Stock Option Agreement by and between the Parties entered into effective June 26, 2017 (the “Stock Option Agreement”), and those certain Restricted Stock Award Agreements by and between the Parties entered into effective June 14, 2018 and June 14, 2019 (the “Restricted Stock Award Agreements”); and

NOW THEREFORE, in consideration of the terms and promises made in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.         Resignation of Executive.  Executive’s resignation (the “Resignation”) will occur as follows: Executive shall resign his position as President and Chief Executive Officer and a member of the Board of Directors of the Company and all positions he holds with the Company on the Resignation Date and withdraw from nomination to election to the Board in connection with the Company’s annual meeting of stockholders to be held on June 26, 2020. The Parties agree that the Resignation is voluntary.

2.         Acknowledgments.  The Parties acknowledge and agree that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which the Executive participated or to which the Executive was a party (including, without limitation, the Employment Agreement), the Resignation shall be treated as a resignation other than due to an Effective Termination Without Cause (as defined in the Employment Agreement) pursuant to Subsection 5b of the Employment Agreement, as modified by this Agreement.

3.         Executive’s Compensation.  Notwithstanding any provision of the Employment Agreement, the Company agrees to pay and provide to Executive the following amounts and benefits as a result of the Resignation:

(a)        Accrued Salary and Benefits.  The Company shall pay Executive his base salary through the Resignation Date in accordance with the Company’s normal schedule for payroll payments. In addition, on the Resignation Date, the Executive shall be paid any remaining balance of the accrued and unpaid benefits, including unused vacation days, paid time off and expense reimbursements which are then due and payable under the Employment Agreement. This payment shall be paid regardless of the Executive’s right to revoke this Agreement under Section 12 below.

(b)       Stock Options.  Executive holds certain vested and unvested stock options to purchase shares of the Company’s common stock pursuant to the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) as described in the Stock Option Agreement. Pursuant to the terms of the Stock Option Agreement, (i) the Vested Options  (which the Parties agree constitute one million two hundred thousand (1,200,000) options) shall remain exercisable until 5:00 p.m. Mountain Time the date that is 180 days following the Resignation Date (and if exercised after 90 days following the Resignation Date such options will not be considered Incentive Stock Options) and, if unexercised on such date, shall be forfeited by the Executive; and (ii) Executive shall forfeit on the Resignation Date all Unvested Options.

(c)        Restricted Stock Awards.  Executive holds certain unvested shares of restricted stock pursuant to the 2016 Plan as described in the Restricted Stock Award Agreements. As part of this Agreement, all unvested shares under the Restricted Stock Agreement shall vest in full on the Resignation Date, less applicable withholding taxes as determined by the Company. Also, Executive shall be awarded 100,000 shares of restricted stock under the 2016 Plan that will vest 100% on the Resignation Date less applicable withholding taxes as determined by the Company.

(d)       Severance Payment. Within three (3) business days after June 1, 2020, Executive shall be paid the sum of $100,000 less applicable withholding taxes as determined by the Company. If the Company fails to make this payment, this Agreement shall be void ab initio.

(e)        Health Care Benefits. The Company will provide Executive with the same or similar health care benefits (including life, dental, and vision, if any) as provided to Executive as of the Resignation Date, such health care benefits to be provided for a period of twelve (12) months from the Resignation Date.

(f)        Indemnification. Executive shall be entitled to indemnification under the Company’s Certificate of Incorporation and bylaws existing as of the date hereof for officers and directors of the Company and the Company shall use reasonable efforts to seek coverage for Executive under the Company’s applicable insurance policies in the event any such foregoing indemnification shall arise.

            4.         Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

            5.         Restrictive Covenants.

(a)        Confidential Information. During Executive’s employment and for a period of two years following the Resignation Date, Executive will not, without the prior written consent of the Board of Directors of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, in the business of and for the benefit of the Company, or (b) as required by law. “Confidential Information” includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company. Executive or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within five (5) days of the Resignation Date. Executive acknowledges that this Section 5(a) survives the termination of Executive’s employment and is enforceable by the Company at any time as long as it remains in effect.

(b)       Non-Competition.  For a period of one year following the Resignation Date, and in lieu of any similar provision in his Employment Agreement, Executive agrees that, without the prior written consent of the Board of Directors of the Company, he will not: (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in direct competition with the Company regarding hot oiling and fluid heating other than as a 2% or less equity stakeholder; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the Resignation Date, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company. For purposes of this Section 5(b), a business will be deemed to be in competition with the Company if it is in the business of providing services to oil and/or gas production companies similar to those provided by the Company as of the Resignation Date. Executive acknowledges that this Section 5(b) survives the termination of Executive’s employment, and is enforceable by the Company at any time as long as it remains in effect.

(i)          Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.

(ii)       Executive agrees that any breach of the covenants contained in this Section 5(b) would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law and equity, obtain an injunction, without the posting of a bond or other security, against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement.

(c)        Intellectual Property. Executive acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Executive during the course of his employment by the Company, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company’s operations and activities, are works for hire and are owned exclusively by the Company, and Executive hereby disclaims any right or interest in or to any such intellectual property.

(d)       Company Property. On or before the Resignation Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting Confidential Information. Executive also agrees to return to the Company any other property belonging to the Company no later than five (5) days after the Resignation Date. Executive acknowledges and agrees that retaining any copies of Confidential Information or other property belonging to the Company will be deemed to be the misappropriation of the property of the Company.

6.         Non-Disparagement.  The Executive and the Company (including the Board of Directors and persons speaking with the authority of the Company whether or not speaking on behalf of the Company) agree to represent the other Party in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Executive or the Company, its subsidiaries and affiliates, or any of their partners, members, family members, shareholders, officers, directors, executives or agents, or any of them. This provision shall not prohibit either Party from making any statements or taking any actions required by law, or reporting any actions or inactions either Party believes to be unlawful. This provision shall not be interpreted to require or encourage either Party to make any representations.

7.         General Release.  Executive agrees that, in consideration of the benefits to be conferred upon Executive pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, he will, and hereby does, forever and irrevocably release and discharge Company, its officers, directors, executives, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, executive benefit plans, purchasers, assigns, representatives, successors and successors in interest from any and all claims, actions, agreements causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, complaints, promises, judgments, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from Company. Executive expressly acknowledges that this general release includes, but is not limited to, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Age Discrimination In Employment Act (including the Older Workers Benefit Protection Act) (29 U.S.C. §§ 626 et seq.), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Executive Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. §§ 2000ff et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Colorado Anti-Discrimination Act (C.R.S. § 24-34-402 et seq.), or any other federal, state, or local law, regulation or ordinance prohibiting employment discrimination or governing employment. The Parties agree that this general release does not release (i) any claims arising out of any alleged breach of this Agreement, (ii) any rights or claims the Executive may have for indemnification under the Certificate of Incorporation of the Company, the bylaws of the Company or Delaware law or any insurance policy applicable to Executive, (iii) non-waivable employee benefits, including vested retirement benefits, or (iv) any claims arising out of any alleged breach of the Stock Option Agreement with respect to the Vested Options held by the Executive as described in Section 3(b), which such agreement the Executive and Company agree remain in full force and effect.

            8.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective personal representatives, heirs, executors, administrators, successors, and assigns.

            9.         Governing Law. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the
State of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction, except as to any matter which is governed by federal law.

10.       Venue and Attorneys’ Fees. The Parties agree that any claimed violation of this Agreement must be submitted for determination in the state courts in the City and County of Denver, Colorado. In any litigation or arbitration of any dispute between the Parties, the prevailing Party, as determined by the finder of fact, shall be entitled to recover reasonable attorney fees and the other costs of the proceeding.

            11.       Severability; Interpretation of Agreement. If it is determined by a court of competent jurisdiction that any provisions of this Agreement are invalid or unenforceable, for any reason, the remaining provisions will remain in full force and effect provided such interpretation maintains the agreement of the parties represented by this Agreement substantially in effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

            12.       Time to Consider Agreement; Revocation. Executive understands that he has twenty-one (21) days from the date of his receipt of this Agreement to consider his decision to sign it with the release of claims under the Age Discrimination in Employment Act, as amended, and that he may unilaterally waive this period at his election. Executive’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. Executive acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement.

            13.       Full and Complete Agreement. The Parties agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained herein, and that this Agreement constitutes the entire agreement between the Parties. The Parties agree that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

            14.       Agreement Freely Entered. Each Party represents to the other Party that it carefully read this Agreement, that it understands all of the terms hereof, that it had a reasonable amount of time to consider its decision to sign this Agreement, that it has been advised in writing and has had the opportunity to discuss all the terms of this Agreement with an attorney of its choice, that in executing this Agreement it does not rely and has not relied upon any representation or statement made by any other Party nor the agents, representatives or attorneys of such Party with regard to the subject matter, basis, or effect of the Agreement, and that it enters into this Agreement voluntarily, of its own free will, without any duress and with knowledge of its meaning and effect. In entering into this Agreement on behalf of the Company, the signatory on behalf of the Company represents to Executive that he does so with all authority necessary to do so.

            15.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile, DocuSign or email is as effective as executing and delivering this agreement in the presence of the other Party. No Party shall be bound hereof until such time as both Parties have executed counterparts of this Agreement.

[signature page follows]

             IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of May 29, 2020.

THE COMPANY:

ENSERVCO CORPORATION

 /s/ Richard Murphy

By: Richard Murphy

Title: Chairman of the Board

EXECUTIVE:

IAN E. DICKINSON

/s/ Ian E. Dickinson

Ian E. Dickinson